Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10017 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

January 22, 2024

SurgePays, Inc.

3124 Brother Blvd, Suite 104

Bartlett, Tennessee 38133

Re:	Registration Statement on Form S-3 (File No. 333-273110)

Ladies and Gentlemen:

We have acted as securities counsel to Surgepays, Inc., a Nevada corporation (the “Company”), in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus filed October 23, 2023 and declared effective on November 3, 2023 (the “Base Prospectus”) and the prospectus supplement dated January 17, 2024 (the Base Prospectus and the prospectus supplement, the “Prospectus”), relating to the offering by the Company of up to 3,086,356 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), including up to 401,785 Shares issuable if the underwriter exercises its option to purchase additional Shares in full.

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued against payment therefor as set forth in the Prospectus, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the Nevada Revised Statues of the State of Nevada, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.

We consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on January 22, 2024, which is incorporated by reference in the Prospectus. We also consent to the reference of our firm under the caption “Experts” in the Prospectus and in each case in any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of the Prospectus within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the related rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP